Income Multiplier Benefit Rider

This rider increases the Annual Maximum if you establish Benefit Eligibility as described below.

The Income Multiplier Benefit cannot go into effect until the later of the Income Benefit Date or the expiration of the Income Multiplier Benefit Wait Period shown on the Contract Schedule.

This rider forms a part of the Base Contract to which it is attached. The rider is effective on the Issue Date shown on the Income Multiplier Benefit Rider Contract Schedule.

This rider references Withdrawal Charges and Partial MVAs. Your contract may not include all of these references, so please defer to your Base Contract to determine which of these charges or adjustments applies to you.

Definitions

The following terms are added to the “Definitions” section.

Activities of Daily Living (ADLs)
•	Bathing: Washing oneself by sponge bath, in either a tub or shower, including the task of getting into or out of the tub or shower without Substantial Assistance.
•
Continence: The ability to maintain control of bowel and bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene, including caring for a catheter or colostomy bag without Substantial Assistance.

•	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs without Substantial Assistance.
•	Eating: Feeding oneself by getting food into one’s body from a receptacle (such as a plate, cup or table), or by feeding tube or intravenously without Substantial Assistance.
•	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene without Substantial Assistance.
•	Transferring: Moving into or out of a bed, chair, or wheelchair without Substantial Assistance.

Assisted Living Facility
A facility is an Assisted Living Facility if all of the following apply:
•	Is licensed or certified, if required by law.
•	Is primarily engaged in providing ongoing care and related services in a single location.
•	Has at least one trained staff member on duty 24 hours a day.
•	Provides continuous room and board.
•	Provides help or supervision for residents who are unable to perform activities of daily living or who have severe cognitive impairment.
•	Has formal procedures for managing all medical needs or emergencies, including the handling and dispensing of drugs and medical treatments (both prescription and non-prescription).
•	Has formal arrangements for a physician or registered nurse (RN) to be available in an emergency.

Eligible Facility
A facility is considered an Eligible Facility if it is a Hospital, Nursing Facility, or Assisted Living Facility, and is not an Excluded Facility.

Excluded Facility
A facility is an Excluded Facility if it is any of the following:
•	An individual’s home.
•	An independent living facility or congregate housing for adults.
•	A facility that primarily provides domiciliary, residency, or retirement care, or is a training facility.
•	A convalescent home, board and rest home, or home for the aged.
•	An unlicensed or uncertified facility for which licensing and/or certification are required.
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Hospital
A facility is a Hospital if any of the following apply:
•	Is licensed as a hospital by the proper authority of the jurisdiction in which it is located.
•	Is accredited as a hospital by the Joint Commission on the Accreditation of Healthcare Organizations (JCAHO).
•	Operates as a hospital under law.

Nursing Facility
A facility is a Nursing Facility if all of the following apply:
•	Is licensed as a nursing facility by the proper authority of the jurisdiction in which it is located.
•	Provides 24-hour services appropriate to the needs of residents and supervised by a licensed physician.
•	Provides medical and nursing services as needed, supervised by a licensed physician or RN.
•	Maintains a daily medical record of each patient.

Physician
A person who:
•	is licensed to practice medicine and surgery and prescribe and administer drugs;
•	is legally qualified as a medical practitioner and required to be recognized, under this rider for insurance purposes, according to applicable state insurance laws; or
•	meets the requirements of section 1861(r)(1) of the Social Security Act.

We will consider a person to be a Physician only when the person is performing tasks that are within the limits of the person’s medical license and such tasks are appropriate to the certification of the Covered Person’s ability or inability to perform ADLs. We will not recognize you, the Covered Person, Annuitant, or an Immediate Family Member as a Physician for claims that you make to us under this rider.

Substantial Assistance
Stand-by or hands-on assistance without which the Covered Person would not be able to safely and completely perform the ADL. Stand- by assistance means the presence of another person within arm’s reach of the Covered Person that is necessary to prevent, by physical intervention, injury to the Covered Person while he or she is performing the ADL. Hands-on assistance means direct physical assistance of another person.

Income Multiplier Benefit

The Income Multiplier Benefit increases your Annual Maximum by applying the Income Multiplier Factor if you establish Benefit Eligibility.
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Benefit Eligibility
You establish Benefit Eligibility for the Income Multiplier Benefit if all of the following are true for either the Confinement Eligibility or ADL Eligibility:

Confinement Eligibility:
•	A Covered Person begins confinement in an Eligible Facility after the first Contract Anniversary.
•	The same Covered Person is confined to an Eligible Facility for at least 90 days in a 120-day period. The 90 day confinement does not need to be consecutive.
•	We receive and accept Proof of Claim while the Covered Person is confined to an Eligible Facility or no later than one year after the Covered Person is discharged.

ADL Eligibility:
•	On the Issue Date, the Covered Person was able to perform without Substantial Assistance each ADL.
•	A Physician certifies that the Covered Person is unable to perform without Substantial Assistance at least two ADLs for at least 90 continuous days.
•	We receive and accept Proof of Claim no later than one year after the certification.

You cannot establish Benefit Eligibility for the Income Multiplier Benefit more than one Index Year before the Income Benefit Date. If you establish Benefit Eligibility for more than one Covered Person at the same time, the Income Multiplier Factor will only be applied once at any given time.

How we apply the Income Multiplier Factor
If you establish Benefit Eligibility and the Income Multiplier Benefit is not in effect, we will multiply the Annual Maximum by the Income Multiplier Factor shown on the Contract Schedule, and the Income Multiplier Benefit will go into effect:
•	If you establish Benefit Eligibility during the Index Year before the Income Benefit Date, the Income Multiplier Benefit will go into effect on the Income Benefit Date.
•	If you establish Benefit Eligibility on or after the Income Benefit Date, the Income Multiplier Benefit will go into effect on the date you establish Benefit Eligibility.

If the Income Multiplier Benefit goes into effect after the start of an Income Benefit Year, the Income Multiplier Benefit will be in effect for the remainder of the current Income Benefit Year and the following Income Benefit Year. On any subsequent Income Benefit Anniversary, if the Income Multiplier Benefit was in effect during the immediately preceding Income Benefit Year and you did not reestablish Benefit Eligibility during the previous Income Benefit Year, we will divide the Annual Maximum by the Income Multiplier Factor, and the Income Multiplier Benefit will no longer be in effect.

If you reestablish Benefit Eligibility at any time after the Income Multiplier Benefit is no longer in effect, the Income Multiplier Benefit will go into effect on the date you reestablish Benefit Eligibility.

If you establish Benefit Eligibility during an Income Benefit Year that the Contract Value reduces to zero, then the Income Multiplier Benefit goes into effect for the remainder of the current Income Benefit Year and ends on the next Income Benefit Anniversary.
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Proof of Claim
We must receive Proof of Claim for Confinement Eligibility or ADL Eligibility and a fully completed claim form before we will pay the Income Multiplier Benefit. You can contact us to request a claim form. For Proof of Claim for the Income Multiplier Benefit, we must receive all of the following depending on whether you establish Benefit Eligibility under either Confinement Eligibility or ADL Eligibility identified above:

Confinement Eligibility
•	Documentation that the facility is an Eligible Facility.
•	A copy of the Eligible Facility’s license or certification, if any.

ADL Eligibility
•
Notice of the Physician certification, including documentation supported by clinical, radiological, histological, and laboratory evidence of the certification. We will not require any medical receipts.

For Proof of Claim to establish ADL Eligibility, we may require, at our expense, an examination or tests by a Physician of our choice. If a difference of opinion occurs between the Covered Person’s Physician and our Physician, a third opinion will be obtained, at our expense, from a Physician agreed upon by both you and us. This third opinion will be final.

Income Payments

The following replaces the “How Excess Withdrawals decrease the Annual Maximum” provision under the “Income Payments” section of the Income Benefit Rider.

How Excess Withdrawals decrease the Annual Maximum
If you take an Excess Withdrawal on or after the Income Benefit Date, the Annual Maximum will decrease on the next Income Benefit Anniversary after the Excess Withdrawal is taken by the same percentage that the Contract Value decreased as a result of the withdrawal, plus any Partial MVAs. If the Income Multiplier Benefit is in effect, it will not change how Excess Withdrawals impact the Annual Maximum. The Annual Maximum will decrease the Index Option Values by the same percentage that the total Annual Maximum decreases.

The following is added to the first paragraph of the “Eligible Person(s) and Covered Person(s)” provision under the “Income Payments” section.

If a Covered Person is removed from the contract while the Income Multiplier Benefit is in effect, the remaining Covered Person must establish Benefit Eligibility in order to continue the Income Multiplier Benefit. If the remaining Covered Person does not establish Benefit Eligibility, we will divide the Annual Maximum by the Income Multiplier Factor, and the Income Multiplier Benefit will no longer be in effect.

Annuity Payments

The following is added to the “Option B – Life” option under the “Annuity Options” provision of the Base Contract.

Option B – Life
If the Income Multiplier Benefit is in effect on the Annuity Date, we will divide the Annual Maximum by the Income Multiplier Factor before we calculate Annuity Payments.

The following is added to the “Option F – Joint and survivor” option under the “Annuity Options” provision of the Base Contract.

Option F – Joint and survivor
If the Income Multiplier Benefit is in effect on the Annuity Date, we will divide the Annual Maximum by the Income Multiplier Factor before we calculate Annuity Payments.
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Termination of this Rider

This rider terminates on the earliest of:
•	The Annuity Date.
•	The Income Benefit Anniversary that occurs on or after the date that the Contract Value reduces to zero.
•	The date that any rider providing an Annual Maximum terminates.
•	The date that the contract terminates.

If the Income Multiplier Benefit is in effect on the rider termination date, we will divide the Annual Maximum by the Income Multiplier Factor before we terminate this rider.

Rider Fee

There is no fee for this rider.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this rider.

Signed for the Company at its home office.
Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-0197].
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